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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

Commission File Number
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     Personnel Management, Inc.
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(Exact name of registrant as specified in its charter)

1499 Windhorst Way, Suite 100, Greenwood, IN 46143, (317)885-3747
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    Common Stock, without par value
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(Title of each class of securities covered by this Form)


            Not applicable
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(Title of all other classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


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 Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii)   []
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 Rule 12g-4(a)(1)(ii)  []           Rule 12h-3(b)(2)(i)    []
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 Rule 12g-4(a)(2)(i)   []           Rule 12h-3(b)(2)(ii)   []
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 Rule 12g-4(a)(2)(ii)  []           Rule 15d-6             []
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 Rule 12h-3(b)(1)(i)   []
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Approximate number of holders of record as of the certification or notice date:  One
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Personnel Management, Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

Date: August 31, 1998               By: /s/ A. Chace Anderson
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                                        A. Chace Anderson
                                        Chief Executive Officer